Exhibit 10.8

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made and entered into as of August 31, 2018 by and among Sysorex, Inc. (“Sysorex”), Inpixon (“Inpixon”) and Soumya Das (the “Employee”). Collectively, Sysorex, Inpixon and the Employee are sometimes referred to herein as the “parties” and individually as a “party.”

RECITALS

WHEREAS, the Employee and Sysorex are parties to that certain Employment Agreement entered into as of November 2, 2016 (the “Employment Agreement”); and

WHEREAS, on May 14, 2018, the Compensation Committee of the Board of Directors of Inpixon, then Sysorex’s parent, approved amendments to the terms of the Employee’s compensation; and

WHEREAS, in conjunction with the separation of Sysorex from Inpixon, Inpixon wishes to assume Sysorex’s duties and obligations under the Employment Agreement, as such duties and obligations were modified on May 14, 2018.

NOW THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1. Definition of Employer and Company. Wherever the words “Employer” or “the Company” appear in the Employment Agreement, those words shall refer to Inpixon.

2. References to Chief Marketing Officer. Section 1 of the Employment Agreement shall be modified as follows and all references in the Employment Agreement to Employee’s position as Chief Marketing Officer shall be modified to refer to the positions held by Employee as Chief Marketing Officer and Chief Operating Officer:

Employer hereby employs Employee as Chief Marketing Officer and Chief Operating Officer of the Company. Subject at all times to the direction of the Company’s Chief Executive Officer, Employee shall perform those duties and hold those responsibilities that are usual and customary for a Chief Marketing Officer and Chief Operating Officer to perform and hold. Employee shall primarily perform his job duties at the Company’s offices located in Palo Alto, California.

3. Amendment to Section 5. Section 5 of the Employment Agreement shall be deleted in its entirety and the following shall appear in its place:

As full compensation for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

(i) Base Salary. During the Term, Employer shall pay Employee a base salary at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) per annum, payable semi-monthly (“Base Salary”).

(ii) Bonuses. In addition to Base Salary, Employee will have up to $50,000 in MBO Bonuses annually. The MBO tasks, their deadlines, and the amount of the corresponding MBO Bonuses will be determined by Nadir Ali, with Employee’s input. Each of these MBO Bonuses will only be paid if the MBO is documented in advance and completed before its deadline. If Employee leaves Inpixon for any reason, prior to completion of any MBO, Employee will not receive any portion of the MBO Bonus for that MBO task. MBO Bonuses for the calendar quarter, will be paid within 60 days of the close of the calendar quarter; provided, however, that the precise amount of any such bonus, within the foregoing range, shall be determined by the Company in its sole and absolute discretion and, subject to Section 14(a) hereof, no bonus shall be paid if Employee is no longer employed by the Company on the date of payment.

(iii) Commissions. Commissions equal to 2% of recognized revenue associated with the indoor positioning analytics business, paid quarterly and subject to Company policies in connection with commissions payable.

(iv) Transportation Allowance. A transportation allowance in an amount equal to $1,000 per month, in such form as shall be determined by the Chief Executive Officer, in accordance with Employer’s policies.

4. Amendment to Section 6(i). Section 6, subsection (i) of the Employment Agreement shall be deleted in its entirety and the following shall appear in its place:

Stock Option Grant. Employee acknowledges receipt of the stock option grant described at Paragraph 6(i) of the Employment Agreement (the “Option”). Employee acknowledges and agrees that as a result the distribution of Inpixon’s common stock in Sysorex to holders of Inpixon’s securities (the “Spin-Off”), the Option will be modified in accordance with the provisions of the agreements governing the Spin-Off. Employee shall also be eligible to participate in the equity based incentive plans of Inpixon and may receive awards thereunder, as determined by the Compensation Committee of Inpixon from time to time and subject to the terms and conditions of such plans and any award agreement between Inpixon and Employee evidencing such awards. Notwithstanding the foregoing, nothing in this Paragraph 6(i) shall be construed to extend the duration of this Agreement or Employee’s employment by Employer beyond the expiration or termination of the Term.

5. Execution by Sysorex. By executing this Amendment, Sysorex assigns and transfers all of the rights and obligations of the Employment Agreement to Inpixon and terminates Employee’s employment.

6. Execution by Inpixon. By executing this Amendment, Inpixon retains the services of Employee pursuant to the terms of the Employment Agreement, as amended by this Amendment, accepts the assignment of the Employment Agreement and accepts the rights and assumes all of the obligations of Sysorex under the Employment Agreement, as amended by this Amendment.

7. Execution by Employee. By executing this Amendment, Employee agrees to the assignment of the Employment Agreement, as amended by this Amendment, to Inpixon and agrees to provide his services to Inpixon pursuant to the terms of the Employment Agreement, as amended by this Amendment.

8. All Other Provisions Remain the Same. Unless expressly amended by this Amendment, all other provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written, and to be effective upon such date.

[Signatures appear on next page.]

SYSOREX, INC.

By:	/s/Zaman Khan
Zaman Khan, Chief Executive Officer

INPIXON

By:	/s/Nadir Ali
Nadir Ali, Chief Executive Officer

EMPLOYEE

/s/ Soumya Das
Soumya Das

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